Exhibit 99.1

SL Green to Increase Common Dividend for Ninth Consecutive Year

Annual Dividend Will Increase to $3.54 per Share

NEW YORK--(BUSINESS WIRE)--Dec. 6, 2019 -- SL Green Realty Corp. (NYSE: SLG), New York City’s largest office landlord, today reported that its board of directors has increased the Company’s quarterly dividend by 4.1 percent, to $0.885 per share on its common stock and OP units, resulting in a new annual dividend of $3.54 per share. The fourth quarter dividend is payable on January 15, 2020 to shareholders of record at the close of business on January 2, 2020.

“We are rewarding shareholders with another dividend increase as our Company continues to deliver,” said Matt DiLiberto, Chief Financial Officer at SL Green. " Our dividend yield of roughly 4.2 percent is generated by a portfolio of high-quality assets located in New York City’s best submarkets and we will continue executing on our strategy in 2020, enhancing the quality of our portfolio while maintaining the liquidity needed to advance our development and redevelopment projects as well as our share buyback program."

The board of directors also declared the regular quarterly dividend on the company’s Series I Preferred Stock for the period October 15, 2019 through and including January 14, 2020, of $0.40625 per share, which is the equivalent of an annualized dividend of $1.625 per share. The dividend will be payable January 15, 2020 to shareholders of record at the close of business on January 2, 2020.

About SL Green Realty Corp.

SL Green Realty Corp., an S&P 500 company and New York City's largest office landlord, is a fully integrated real estate investment trust, or REIT, that is focused primarily on acquiring, managing and maximizing value of Manhattan commercial properties. As of September 30, 2019, SL Green held interests in 93 Manhattan buildings totaling 45.0 million square feet. This included ownership interests in 27.2 million square feet of Manhattan buildings and 17.8 million square feet securing debt and preferred equity investments. In addition, SL Green held ownership interests in 7 suburban properties comprised of 15 buildings totaling 2.3 million square feet in Brooklyn, Westchester County, and Connecticut.

Forward-looking Statement

This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, are forward-looking statements. Forward-looking statements are not guarantees of future performance and we caution you not to place undue reliance on such statements. Forward-looking statements are generally identifiable by the use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," "project," "continue," or the negative of these words, or other similar words or terms.

Forward-looking statements contained in this press release are subject to a number of risks and uncertainties, many of which are beyond our control, that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by forward-looking statements made by us. Factors and risks to our business that could cause actual results to differ from those contained in the forward-looking statements are described in our filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

SLG- DIV

Contacts

Investors:
Matt DiLiberto
Chief Financial Officer
SL Green Realty Corp.
(212) 594-2700

Press:
BerlinRosen
slgreen@berlinrosen.com
646.452.5637